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                                                          Exhibit 23(d)(xxxviii)

                          ADVISORY FEE WAIVER AGREEMENT
                             SUNAMERICA SERIES TRUST

                      American Funds Growth SAST Portfolio
                   American Funds Global Growth SAST Portfolio
                   American Funds Growth-Income SAST Portfolio
                 American Funds Asset Allocation SAST Portfolio
      (collectively, the "Feeder Portfolios" and each a "Feeder Portfolio")

     This ADVISORY FEE WAIVER AGREEMENT, effective as of September 1, 2006, is by and between AIG SunAmerica Asset Management Corp. (the "Adviser") and SunAmerica Series Trust (the "Trust"), on behalf of the Feeder Portfolios.

     WHEREAS, the Trust is a Massachusetts business trust and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company of the series type; and

     WHEREAS, the Trust and the Adviser have entered into an Investment Advisory and Management Agreement dated January 1, 1999, as amended from time-to-time ("Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Feeder Portfolios for compensation based on the value of the average daily net assets of the Feeder Portfolios; and

     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Feeder Portfolios and their shareholders to maintain the expenses of the Feeder Portfolios at levels agreeable to the Trust and the Adviser; and

     WHEREAS, the Feeder Portfolios are to be initially structured as "feeder funds" which invest substantially all of their assets in "master funds" which are series of the American Funds Insurance Series (the "Master Funds"), as follows:

               Feeder Portfolios                      Master Funds
----------------------------------------------   ---------------------
American Funds Growth SAST Portfolio                  Growth Fund
American Funds Growth-Income SAST Portfolio        Growth-Income Fund
American Funds Global Growth SAST Portfolio        Global Growth Fund
American Funds Asset Allocation SAST Portfolio   Asset Allocation Fund

     NOW THEREFORE, the parties hereto agree as follows:

1.   Advisory Fee Waiver.

     A. During the term of this Agreement, for so long as a Portfolio invests substantially all of its assets in the master fund, each a series of the American Funds Insurance Series, the Adviser hereby agrees to limit its total investment advisory fee to the following percentages:

American Funds Growth SAST Portfolio             0.25%
American Funds Growth-Income SAST Portfolio      0.25%
American Funds Global Growth SAST Portfolio      0.25%
American Funds Asset Allocation SAST Portfolio   0.25%


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2.   Term and Termination of Agreement.

     With respect to each Feeder Portfolio, this Agreement shall have an initial term through the first to occur of (i) August 31, 2007 or (ii) such time as a Feeder Portfolio no longer invest substantially all of their assets in its respective Master Fund. Notwithstanding the previous sentence, this Agreement shall terminate upon termination of the Advisory Agreement with respect to a Feeder Portfolio, or it may be terminated by the Trust, without payment of any penalty, upon sixty (60) days' prior written notice to the Adviser at its principal place of business.

III. Miscellaneous.

     A. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     B. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     C. Choice of Law. This Agreement shall be governed by the law of the State of New York, without regard to the conflicts of law provisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

SUNAMERICA SERIES TRUST                 AIG SUNAMERICA ASSET
                                        MANAGEMENT CORP.


By: /s/ NORI L. GABERT                  By: /s/ NORI L. GABERT
    ---------------------------------       ------------------------------------
Name: Nori L. Gabert                    Name: Nori L. Gabert
Title: Vice President & Secretary       Title: Vice President and Deputy General
                                               Counsel


ATTEST:                                 ATTEST:


By: /s/ MARK MATTHES                    By: /s/ MARK MATTHES
    ---------------------------------       ------------------------------------
Name: Mark Matthes                      Name: Mark Matthes
Title: Assistant Secretary              Title: Associate Counsel


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